Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 3, 2013, in the Registration Statement (Form S-1) and related Prospectus of Ultragenyx Pharmaceutical Inc. (a development stage Company) for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

November 8, 2013